UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   August, Arthur

   c/o CPI Aerostructures, Inc.
   200A Executive Drive
   Edgewood, New York  11717
   USA
2. Issuer Name and Ticker or Trading Symbol
   CPI Aerostructures, Inc.
   CPIA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   September 11, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |9/5/00|P   |-|100               |A  |$3.75      |306,767            |D     |-                          |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Option                |$4.32   |9/15/|A   | |16,667 -   |A,D|9/15/|9/14/|Common Stock|16,667 |$4.32  |-           |D  |-           |
                      |        |95   |    | |           |   |95   |00   |            |       |       |            |   |            |
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Option                |$5.97   |5/22/|A   | |16,667 -   |A,D|5/22/|5/21/|Common Stock|16,667 |$5.97  |-           |D  |-           |
                      |        |97   |    | |           |   |97   |02   |            |       |       |            |   |            |
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Option                |$6.90   |6/5/9|A   | |33,334 -   |A,D|(1)  |6/4/0|Common Stock|33,334 |$6.90  |-           |D  |-           |
                      |        |8    |    | |           |   |     |3    |            |       |       |            |   |            |
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Option                |$2.79   |12/31|A   | |115,000 -  |A,D|12/31|12/31|Common Stock|115,000|$2.79  |-           |D  |-           |
                      |        |/99  |    | |           |   |/99  |/04  |            |       |       |            |   |            |
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Option                |$2.59   |5/31/|A   |V|40,000 -   |A,D|5/31/|5/31/|Common Stock|40,000 |$2.59  |-           |D  |-           |
                      |        |00   |    | |           |   |00   |10   |            |       |       |            |   |            |
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Option                |$2.59   |5/31/|A   |V|85,000 -   |A,D|5/31/|5/31/|Common Stock|85,000 |$2.59  |-           |D  |-           |
                      |        |00   |    | |           |   |00   |10   |            |       |       |            |   |            |
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Option                |$2.59   |5/31/|A   |V|75,000 -   |A,D|5/31/|5/31/|Common Stock|75,000 |$2.59  |381,668     |D  |-           |
                      |        |00   |    | |           |   |00   |10   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Stock Options granted by Issuer become exercisable as to 2,750 shares on June 5, 1999, as to 14,417 shares on June 5, 2000, as to 14,417 shares on June 5, 2001 and as to 1,750 shares on June 5,
2002.
SIGNATURE OF REPORTING PERSON
/s/   Arthur August
DATE
September 11, 2000